UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDED FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MASTERPIECE TECHNOLOGY GROUP, INC.
(Exact name of registrant as specified in its charter)

UTAH
(State or other jurisdiction of incorporation or organization)

GOLD AND SILVER ORES (1040)
(Primary Standard Industrial Classification Code Number)

91-179-3053
(I.R.S. Employer Identification Number)

455 Wards Corner Road, Loveland, OH 45140
(513) 831-6647
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NEWELL D. CRANE, B.S., M.B.A., PH.D.
MASTERPICE TECHNOLOGY GROUP, INC.
455 WARDS CORNER ROAD, SUITE 700
LOVELAND, OHIO 45140
(513) 831-6647
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as is practical

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

CALCULATION OF REGISTRATION FEE

Title of each                      Proposed maximum    Proposed Maximum
Class of securities Amount to be   offering Price      Aggregate offering  Amount of
To be registered    Registered     Per Unit            Price               Registration fee

Filing fees paid with previous filing.

(1) This Registration Statement relates to the securities of the Registrant to be issued to the shareholders of Masterpiece Technology Group, Inc. and Maplecrest Software Development, Inc., pursuant to a
Plan and Agreement of Merger dated July 1, 1999 and a Addendum to
Merger Agreement dated May 1, 2000.
(2) Estimated solely for purposes of calculating the registration fee. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prior to this registration, there has been no public market for the shares of Common Stock other than trading on the Over-the Counter Bulletin Board. See RISK FACTORS and DESCRIPTION OF SECURITIES.
The Company's Common Stock, symbol MPTG, is currently being traded on the National Association of Securities Dealers Automated Quotation
System (NASDAQ), although there can be no assurances that an active trading market will continue in the future. Additionally, the Company is still required to maintain certain minimum criteria, of which there can be no assurance (See RISK FACTORS).

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO
CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE DILUTION AND RISK
FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus/Proxy Statement is August 25, 2000.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus/proxy shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Item in Form S-4              Prospectus/Proxy Caption

1. Front of Registration Statement and Outside Front Cover of Prospectus Facing Page of Registration Statement; Outside Front Page of Prospectus
2.                            Inside Front and Outside Back Cover
                              Pages of Prospectus
                              Inside Front Cover Page of Prospectus;
                              Outside Back Page of Prospectus
3.                            Summary Information and Risk Factors
                              Prospectus Summary; Risk Factors
4.                            Terms of Transaction
                              Prospectus Summary.  The Merger; The
                              Transaction; Tax Consequences
5.                            Pro Forma Financial Information
                              Pro Forma Financial Information
6.                            Material Contacts with Company Being
                              Acquired
                              Management; Certain Transaction
7.                            Re-offering by Persons deemed
                              Underwriters
                              Shares Eligible for Future Sale
8.                            Interest of Named Experts and Counsel
                              Experts; Legal Matters
9. Disclosure of Commission Position on Indemnification for Securities Act Liabilities
                              Indemnification of Directors and
                              Officers
14.                           A. Description of Business
                                 MPTG/Business

                              B. Description of Property
                                 Properties

                              C. Legal Proceedings
                                 Legal Proceedings
                                 Information regarding Maplecrest
                                 The Companies; Certain Transactions
                                 Maplecrest/Business
19. Information if Proxies, Consents or Authorizations are not to be Solicited or in an Exchange Offer
20.                           Indemnification of Directors and Officers
21.                           Exhibits and Financial Statement Schedules
22.                           Undertakings

Item 3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other Information.

Prospectus Summary. The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus/Proxy. Each prospective investor is urged to read this Prospectus/Proxy in its entirety.

THE COMPANIES

MASTERPIECE TECHNOLOGY GROUP, INC.
Masterpiece Technology Group, Inc. ("MPTG" or the "Company") is a Utah Corporation. Prior to October 31, 1997, the Company was a Washington corporation with offices located in Bellevue and Tacoma, Washington. On October 31, 1997, the Company merged in a reverse merger transaction into a publicly held company by the name of US Mining Company, Inc., a Washington corporation. Upon closing this transaction on November 15, 1997, US Mining Company, Inc. changed its name to Global Digital Information, Inc. The
Board of Directors of US Mining (now The Company) resigned, and the shareholders elected the current Board of Directors of the Company. The Company changed its name to Masterpiece Technology Group, Inc. on June 11, 1999.
The Company subsequently merged with Masterpiece Medical, a Delaware company on June 22, 1999. The current officers of the Company were reappointed by the Board of Directors.

MAPLECREST SOFTWARE DEVELOPMENT, INC.
Maplecrest Software Development, Inc. ("Maplecrest"), is a Connecticut corporation, incorporated on December 28, 1990. Maplecrest provides custom software and consulting services to a wide variety of clients including Fortune 1000 companies. Maplecrest also provides document publishing solutions to Fortune 1000 class customers through Doc Prep Studio. This system integrates corporate databases with innovative reporting systems to allow quick creation of documents.

MPTG's principal executive offices are located at 455 Wards Corner Road, Loveland, Ohio, 45140. Telephone number (513) 831-6647.

Maplecrest's principal executive offices are located at 11 Lake Ave. Ext., Danbury, Connecticut, 06811. Telephone number (203) 790-7005.

THE MERGER SUMMARY

MPTG has entered into an Agreement and Plan of Merger (Merger) with Maplecrest. Maplecrest has been acquired by MPTG through an exchange of shares with Maplecrest, which has now been merged with and into MPTG.
The Merger requires MPTG to issue 472,000 restricted shares of common stock and 1,416,000 registered shares of common stock from treasury, $.001 par value, to the existing shareholders of Maplecrest for 100% of all shares of common stock of Maplecrest, $0.01 par value.

The Board of Directors of MPTG and Maplecrest voted in favor of the Merger at a special meeting held June 14, 1999 and July 6, 1999, respectively.

Securities Outstanding Prior to the Merger:  MPTG Common Stock
5,672,416 Shares issued and outstanding.

Subsequent to the Merger: MPTG Common Stock 7,560,415 Shares issued and outstanding.

RISK FACTORS
THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE
INVESTMENT IN THE COMPANY.  EACH PROSPECTIVE INVESTOR SHOULD
CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

Dependence Upon Management. After the Merger, we will be substantially dependent upon the personal efforts and ability of our President, Secretary, and Directors. The loss or inability of those individuals to perform any of their respective duties may have a serious adverse effect upon our activities and could significantly delay the achievements of our economic goals. (See MANAGEMENT).

Requirement of Audited Financial Information for Businesses That May
Be Acquired.

We will be subject to the periodic reporting requirements of the Exchange Act. Current reports will be required each time a reportable event occurs relating to our business affairs. Should we contemplate the acquisition of a significant amount of assets of another company or of the other company itself, it will be required to provide the Securities and Exchange Commission with certified financial statements of the company or companies to be acquired. No assurances can be given that such certified financial statements of a contemplated acquisition will be available to us. We may, therefore, be precluded from making such acquisition or acquisitions if the requisite financial information is unavailable or can only be obtained at excessive cost to us.

No Assurance of continued NASD Listing.

Subsequent to this Offering, there are no assurances that a public trading market shall continue to exist for the Common Stock of MPTG. There can be no assurances that a public trading market for the Common Stock will be sustained. Although we anticipate that it will continue on the OTC BULLETIN BOARD.
Consequently, there can be no assurance that a regular trading market, other than OTC trading, for our securities will develop in the future. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be maintained. If for any reason such securities fail to maintain their listing on OTC BB, the listing is not maintained, or a public trading market ceases to exist, holders of such securities may have difficulty in selling their securities should they desire to do so.

Dilution.

With the completion of the Merger, the net tangible book value per share of MPTG's Common Stock will be $.139, representing an immediate decrease of approximately $.068 in net tangible book value, or 33%.

Dividends.

MPTG as of the date of this registration has paid no dividends on its Common Stock since its inception. MPTG does not intend to pay dividends on its Common Stock in the foreseeable future. MPTG hereby reserves the right to determine what if any distribution shall be considered a dividend, within the confines of state and federal law. Any earnings which MPTG may realize in the foreseeable future may be retained for the benefit of MPTG and to finance its economic growth (See DESCRIPTION OF SECURITIES).

Loss of Control of Maplecrest by Present Shareholder After Offering.
At the completion of the Merger, Maplecrest's present shareholders will own less than 20% of the shares issued and outstanding of the parent company MPTG. Accordingly, as a practical matter, Maplecrest's present shareholders will not be in a position to elect any of the directors and control its policies. (See DILUTION, and PRINCIPAL SHAREHOLDERS).

Shares Available for Resale.

1,416,000 shares of the Common Stock will be registered securities and, in the future, may be sold in compliance with Rule 144 adopted under the Securities Act, as amended. Possible or actual sales of our Common Stock by present shareholders under Rule 144 may have a depressive effect on the price of our Common Stock in any market which is in existence or may develop (See DILUTION and CERTAIN TRANSACTIONS).

Item 4.  Terms of Transaction

THE TRANSACTION

Maplecrest has exchanged 100% of its issued and outstanding common shares for 472,000 restricted shares of common stock and 1,416,000 free trading shares of common stock of MPTG, issued from MPTG's authorized but unissued treasury stock. Maplecrest shall be merged with and into MPTG.

In accordance with the Merger Agreement and the Addendum to Merger Agreement, on its effective date, the officers and directors of Maplecrest were G. Richard Gressett, Robin H. Hirschfield and David F. Allen. The officers and directors of Masterpiece are now the officers and directors of Maplecrest.

On the effective date of the Merger Agreement, each of the outstanding shares of Maplecrest common stock were exchanged for a total of 1,888,000 shares of MPTG common stock. After the Merger, there are 7,560,415 shares of MPTG common stock outstanding.

The Board of Directors of each of the companies voted in favor of the merger and deemed the merger to be in the best interests of both parties.

There are no material differences between the rights of security holders of MPTG and Maplecrest.

Item 5.  Pro Forma Financial Information

Please see attached audited financial statements for MPTG and Maplecrest.

Item 6.  Material Contacts with Maplecrest

None.  Not applicable.

Item 8.  Interest of Named Experts and Counsel

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the issuer, or was a promoter, underwriter, voting trustee, director, officer or employee of the small business issuer.

Item 9. Disclosure of commission Position on Indemnification for Securities Act Liabilities

The bylaws of MPTG do provide for the indemnification of any director, officer, employee or agent of the issuer, or any person serving in such capacity for any other entity or enterprise at the request of the issuer against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the issuer. The bylaws of MPTG do provide for such indemnification, and management intends that the bylaws of each company shall provide for indemnification of officers and directors to the extent permitted by Utah law for MPTG and Connecticut law for Maplecrest.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. Utah law provides liberal indemnification of officers and directors of Utah corporations.

16-10a-841. Limitation of liability of directors. (1) Without limiting the generality of Subsection 16-10a-840(4), if so provided in the articles of incorporation or in the bylaws or a resolution to the extent permitted in Subsection (3), a corporation may eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for:
(a) the amount of a financial benefit received by a director to which he is not entitled;
(b) an intentional infliction of harm on the corporation or the shareholders;
(c) a violation of Section 16-10a-842; or
(d) an intentional violation of criminal law.
(2) No provision authorized under this section may eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.
(3) Any provision authorized under this section to be included in the articles of incorporation may also be adopted in the bylaws or by resolution, but only if the provision is approved by the same percentage of shareholders of each voting group as would be required to approve an amendment to the articles of incorporation including the provision.
(4) Any foreign corporation authorized to transact business in this state, including any federally chartered depository institution authorized under federal law to transact business in this state, may adopt any provision authorized under this section.
(5) With respect to a corporation that is a depository institution regulated by the Department of Financial Institutions or by an agency of the federal government, any provision authorized under this section may include the elimination or limitation of the personal liability of a director or officer to the corporation's members or depositors.

Item 14.  Information with Respect to MPTG

       Introduction

       Masterpiece Technology Group, Inc. (the "Company") is a Utah Corporation. Prior to October 31, 1997, the Company was a Washington corporation with offices located in Bellevue and Tacoma, Washington. On October 31, 1997, the Company merged in a reverse merger transaction into a publicly held company by the name of US Mining Company, Inc., a Washington corporation. Upon closing this transaction on November 15, 1997, US Mining Company, Inc. changed its name to Global Digital Information, Inc. The Board of Directors of US Mining (now The Company) resigned, and the shareholders elected the current Board of Directors of the Company. The Company changed its name to Masterpiece Technology Group, Inc. on June 11, 1999.
The Company subsequently merged with Masterpiece Medical, a Delaware company on June 22, 1999. The current officers of the Company were reappointed by the Board of Directors.

      The Company

Masterpiece Technology Group (MTG) is a rapidly growing company that offers high-quality information management software products, hardware, and related services to the general business and medical fields. This is done by offering state-of-the-art technology coupled with an extraordinary set of product features and backing our systems with a high level of ongoing support. The Company aims for long-term relationships with each client, by providing them with a roadmap to improve their systems. This translates into on-going, additional purchases of more MTG products and services. The Company's goal is to become known as the premier company in our category. MTG's development goals are for continual and aggressive enhancement of the product with ever-increasing profitability.

MTG today is at the forefront of the digital information revolution. The Company now offers cutting-edge software in document management, electronic medical record systems, medical billing recovery systems, claims clearing house and Web-based records management products with a heavy emphasis on medical information management. The market is estimated to exceed $5 billion in total annual revenues according to company research.

As a player in one of the fastest growing information market sectors, Masterpiece expects to capture market share, brand recognition and vertical product integration. Masterpiece Technology Group offers a much-needed market response for end-to-end digital information management solutions within traditional and web-enabled platforms. The Company's wholly owned divisions (Maplecrest Software and Claims Direct) offer turnkey solutions for the document management industry including intranet publishing, medical digital information management, medical claims clearing house, physician office billing and many other applications.

Information is the lifeblood of all businesses and government organizations.
The sum total of what any organization has achieved is reflected, documented and accounted for in its records. Every organization must manage their records for a variety of reasons including regulatory compliance, legal protection, and internal information purposes. Records are here to stay and will always be required by our target market. Regardless of whether the information is digital or paper-based, Masterpiece is in an excellent position to provide technology to manage it.

A strategic focus of the Company is its ability to identify and acquire private companies with technologies and marketing mechanisms that work in concert with Masterpiece. Masterpiece's acquisition of Maplecrest and Claims Direct are the first steps along our path. With letters of intent to companies such as Townsend Medical Systems and others, we will build our technology portfolio as a powerful, robust fully web-enabled, global information solution for the next century. Masterpiece will continue to evaluate the acquisition and partnership of strategic companies, which will further enhance our market position.

        Background Information

       Masterpiece Medical commenced operations in 1983 and is a provider of comprehensive record information systems to the industry in general as well as to independent physicians, independent physician associations ("IPAs"), management service organizations ("MSOs"), physician practice management organizations ("PPMs"), managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports the Company's record management systems, which addresses the financial, administrative, clinical and management needs of multiple marketplaces. The Company's system has been implemented in a wide variety of practice settings from small groups to Fortune 100 companies. The
Company also sells related hardware, implementation services and maintenance contracts. While the majority of its sales are North American in scope, the Company also sells internationally. Its customers are Fortune 1000 class companies and similar sized governmental entities.
The Company has over 300 accounts primarily in the manufacturing, medical-, government, service, utilities and financial industries. While the Company's core market consists of records management software, the product can include such technologies as electronic document management and imaging. Application software for this rapidly growing industry is experiencing double-digit increases each year. This industry is driven by continued corporate investment in new technology.

        Global Digital Information, Inc. was founded by
Jeffrey Beneson to create a platform for growth through acquisition of the most promising technologies and products that lend themselves to the process of digital convergence and commerce.

        Products

EMR for Medical Practice Management
EMR is an electronic medical record-keeping software product. This product features a tab environment that uses drill down navigation and pen based or touch screen technology to perform all aspects of patient records management. The entire patient encounter is documented and managed through dynamic, customizable databases to build a seamless patient record. This system contains the same references that might be contained in publications or in a patient's chart, but it allows entry of data and organizes it in such a manner that the practitioner can recall it in a variety of formats. EMR is designed to replace the traditional paper-based medical records with an electronic system.
The user may also define guidelines and protocols that take into account health plan requirements and the providers' own experience and perspective. The exclusive visual builder feature allows the physician to create comprehensive problem lists and chart notes in seconds. Prescriptions can be filled, refilled and transmitted electronically improving speed, accuracy and legibility. The system not only automates routines, but also triggers events such as follow up care. It offers flexibility and reporting capabilities not found in other systems. By tracking and recording all key clinical data, the Maplecrest EMR system provides a complete and accurate view f treatment histories.

Maplecrest Custom Software
The Custom Software Division has designed and built healthcare applications for the past ten years. This group creates open architecture, single-site and network-wide healthcare solutions, utilizing a mix of custom software and integration of third party development. Projects range from simple web sites to complex multi-tier office network solutions, and increase productivity in such functions as clinical data communications, imaging, lab, pharmacy, peer review and outcomes analysis.
The Custom Software Division has assisted medical practices with a variety of solutions that include the automation of manual processes, converting legacy systems to state of the art client/server systems, deploying Remote Access Applications, providing automated data communications between sites, and extending Local Area based applications. The Custom Software Division has a team of certified developers that can deploy high-quality solutions with a wide variety of capabilities. Some of the development tools utilized include Visual Basic, Visual C++, and Oracle Designer 2000. Database design tools include Microsoft SQL Server, Oracle and MS Access. By linking people and healthcare partners through a secure intranet or extranet network, physicians and providers can share medical information and knowledge electronically, rather than using telephone messages, paper forms and couriers. Labs, authorizations, prescriptions and consultations can be forwarded, annotated and filed electronically. While reducing costs and increasing productivity, the Maplecrest network solution also empowers the provider to improve the quality of patient care. By designing Internet, intranet and extranet solutions, we've introduced our clients, large and small, to the next level of healthcare technology. Through this technology providers are able to realistically extend and broaden communications among themselves, their partners and with their patients 24 hours per day
 .
DocPrep Studio
DocPrep Studio is a document publishing solution designed to revolutionize the way documents are published and communicate with customers. DocPrep Studio is much more than a standard document publishing software program. It's an innovative system designed to create the most professional and highly personalized customer communication materials. It allows you to respond quickly to customer needs by automatically publishing and distributing documents anywhere in your organization. DocPrep Studio is a software solution that can adapt to your ever-changing business environment and can respond quickly while saving you money.
Today, a real competitive advantage lies in efficient document publishing that can improve customer communications while reducing costs. Now more than ever, timely and personalized communication with your customers is critical to the success of your business.

Claims Direct & Retrobill
Claims Direct, Inc. (CLDI) provides proprietary electronic data interchange ("EDI") services for insurance claims and patient statements originating in healthcare facilities. These services assist physicians and hospitals by improving cash flows and by reducing administrative costs and burdens. The Company's customers range in size from large hospital systems with multiple facilities to single doctor offices. Claims Direct acquired Medical Records Concepts, Inc. in January of 1997 as a wholly owned subsidiary, and integrated its hospital revenue enhancement service, known as "Retrobill" into Claims Direct's healthcare EDI services. Claims Direct has provided revenue enhancement services to over 117 hospitals throughout the United States. CLDI has clients from both completed and active revenue enhancement contracts (Retrobill) in 16 states, with hospitals ranging in size from 15 beds to 870 beds.

Claims Direct, Inc. provides all of its services through the application of its proprietary database software. This service allows for many data editing, data reporting, and data enhancements for customer's medical claims rather than just using a typical printed claims reformat process to achieve an electronic claim transmission. Claims Direct maintains a 24-hour, 7 days per week dial in service for the receipt of customer claims and statements via toll free 800 numbers nationwide. This service operates from a secure bulletin board system with private phone lines within the company's headquarters. The company also offers a "retrieval" service to dial into a provider's office computer after hours and retrieve data to produce payment ready claims and statements electronically. The proprietary ClaiMaster(tm) software for HCFA-1500 claims editing and its companion UB-92 claims editor are available to customers, as well as a licensed UB-92 claims editor designed for on-site use in hospital billing departments. The services are not restricted to PC Desktop computers or Windows Operating Systems. The company successfully receives and/or retrieves claims and statements from other systems ranging from the DEC Micro PDP-11 to a hospital mainframe multi-facility computer network, and a large regional billing office for a national provider of health rehabilitation services. The edit results from applying database techniques to claims editing results in a variety of management reports and graphs for customers which may also be facility specific. Multi-facility Hospital System Specific Edits can be based upon individual Group Numbers or Rendering physician PIN numbers. Management reports in the form of Graphs, Charts, and Summaries are also prepared from the Claims Direct database report generating software. Mid-level management at our customer locations may utilize more detailed summary reports prepared by Claims Direct such as the "Top Ten Edit Results" each month. Operations supervisors at our customer sites use Top Ten, Summaries, and claim by claim detail reports to identify and improve trends in coding and billing. Trend analysis is also available for each state in a multi-state customer operation, or for each doctor within a multi-doctor practice. The reports may be reformatted to provide patient encounter data, or payor and utilization data. Unique Out-Bound claim formats are also utilized by Claims Direct to provide for the maximum number of electronic claims submissions. Claims Direct interchanges certain claims with regional clearinghouses and receives a portion of the remuneration paid by the carriers (payors) to the clearinghouse for clean electronic claims.

CLDI's Retrobill service provides for the creation of medical insurance claims for patient services not previously billed. The services eligible for Retrobilling have been overlooked, and are known as "Retrobill" into Claims Direct's healthcare EDI services. Claims Direct has provided revenue enhancement services to over 117 hospitals throughout the United States. CLDI has clients from both completed and active revenue enhancement contracts (Retrobill) in 16 states, with hospitals ranging in size from 15 beds to 870 beds.

Claims Direct, Inc. provides all of its services through the application of its proprietary database software. This service allows for may data editing, data reporting and data enhacements for customer's medical claims rather than just using a typical printed claims reformat process to achieve an electronic claim transmission. Claims Direct maintains a 24-hour, 7 days per week dial in service for the receipt of customer claims and statements via toll free 800 numbers nationwide. This service operates from a secure bulletin board system with private phone lines within the company's headquarters. The company also offers a "retrieval" service to dial into a provider's office computer after hours and retrieve data to produce payment ready claims and statements electronically. The proprietary ClaiMaster(tm) software for HCFA-1500 claims editing and its companion UB-92 claims editor are available to customers, as well as a licenses UB-92 claims editor designed for on-site use in hospital billing departments. The services are not restricted to PC Desktop computers or Windows Operating Systems. The company successfully receives and/or retrieves claims and statements from other systems ranging from the DEC Micro PDP-11 to a hospital mainframe multi-facility computer network, and a large regional billing office for a national provider of health rehabilitation services. The edit results from applying database techniques to claims editing results in a variety of management reports and graphs for customers which may also be facility specific. Mutli-facility Hospital System Specific Edits can be based upon individual Group Numbers of Rendering physician PIN numbers. Management reports in the form of Graphs, Charts and Summaries are also prepared from the Claims Direct database report generating software. Mid-level management at our customer locations may utilize more detailed summary reports prepared by Claims Direct such as the "Top Ten Edit Results" each month. Operations supervisors at our customer sites use Top Ten, Summaries and claim by claim detail reports to identify and improve trends in coding and billing. Trend analysis is also available for each state in a multi-state customer operation, or for each doctor within a multi-doctor practice. The reports may be reformatted to provide patient encounter data, or payor and utilization data. Unique Out-Bound claim formats are also utilized by Claims Direct to provide for the maximum number of electronic claims submissions. Claims Direct interchanges certain claims with regional clearinghouses and receives a portion of the remuneration paid by the carriers (payors) to the Clearinghouse for clean electronic claims.

CLDI's Retrobill service provides for the creation of medical insurance claims for patient services not previously billed. The services eligible for Retrobilling have been overlooked, and are known as "Lost Charges." Retrobill does not include the re-submission of a claim sent previously to any insurance carrier, Medicare, or other payer. Lost charge items found during a Retrobill analysis may range from an all inclusive 10 day patient stay in a hospital to a single billing code referring to a "professional component" for service in the Emergency Room. The average hospital bills approximately $50,000 annually.
The range of overlooked charges often range from 1% to 5% of total hospital billing. CLDI estimates that the range of unbilled charges available for its Retrobill service averages from $500,000 to $2,500,000 per hospital. The Retrobill process begins with a sampling of medical records and claims covering a selected 30-day period. Data analysis is also run when available, to compare the use of certain billing codes in relation to commonly used billing code combinations. Retrobill claims are produced by utilizing contracted medical coding and billing companies to prepare a set of claims. The claims are electronically transferred into the claims editing computers at the Claims Direct headquarters office. When received, the claims are electronically analyzed for completeness of information, proper codes, and numerous combinations of billing criteria known to cause a claim either to pay on first submission or to be rejected by the insurance payer. Claims edits at CLDI now include over 11,000 "edits," emphasizing carrier specific "deep" edits. Each claim must pass all applicable edits before it is released electronically from the Claims Direct main server (computer) to the appropriate payer in the manner acceptable to that payer.

  Masterpiece EMR Intellectual Property

    The company has copyrighted its medical records software program called Masterpiece EMR. No assurances can be given that the foregoing copyright and trademarks issued by the United States Trademark and Patent Office will afford the Company any meaningful protection against third parties. The
Company also has a patent pending for the Masterpiece
EMR as it applies to ERISA Regulations.

     Description of Property

        The Company's executive offices are
located in Loveland, Ohio. The Company has a sales/development office located in Danbury, Connecticut, which creates and promotes the software products.

     Legal Proceedings

Apparently a lawsuit has been filed against the Company by a shareholder, Russell Koch, for enforcement of an option agreement. Management is vigorously defending against the allegations.

Market for Registrant's Common Equity
and Related Stockholder Matters

       The Company is currently trading, OTC, on the National Association of Securities Dealers, with the high bid at $4.25 per share and the low bid of $1.25 per share during the last quarter. Additional information required by this item may be found in the Company's 2000 Financial Statements and are attached as an exhibit hereto.

Rights of Security Holders:

VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights; accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.

LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after distributions are made to the holders of the Company's Preferred Stock.

Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

PREFERRED STOCK
The Company is also authorized to issue 10 million shares of Preferred Stock. The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

DISSENTERS' RIGHTS
Under current Utah law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Selected Financial Data

       The information required by this item is set forth in the Company's 2000 Financial Statements and is attached hereto as an exhibit.


Management's Discussion and Analysis
of Financial Condition and Reports of
Operation

       The information required by this item is set forth in the Company's 2000 Financial Statements and is attached as an exhibit hereto.

Management's Discussion and Analysis
of Financial Condition and Reports of
Operation

       The information required by this item is set forth in the Company's 2000 Financial Statements and is attached as an exhibit hereto.

Changes in and Disagreements with
Accountants on Accounting Financial Disclosure

The Company retained the services of the accounting firm of Von
Lehman on May 8, 2000.  The information pertaining to this action
And required by this item is available in the Company's 8-K report, Filed May 15, 2000, and amendments thereto.

Item 17.  Information with respect to Maplecrest

     Description of Business

Maplecrest was incorporated on December 28, 1990, in Connecticut.

Maplecrest has designed and built industry applications for the past ten years. This group creates open architecture, single-site and network-wide solutions, utilizing a mix of custom software and integration of third party development. Projects range from simple web sites to complex multi-tier office network solutions, and increase productivity in many functions. The Custom Software Division has a team of certified developers that can deploy high-quality solutions with a wide variety of capabilities. Some of the development tools utilized include Visual Basic, Visual C++, and Oracle Designer 2000. Database design tools include Microsoft SQL Server, Oracle and MS Access. By linking people and business partners through a secure intranet or extranet network, physicians and industry in general can share information and knowledge electronically, rather than using telephone messages, paper forms and couriers. By designing Internet, intranet and extranet solutions, we've introduced our clients, large and small, to the next level of technology. Through this technology providers are able to realistically extend and broaden communications among themselves, their partners and with their patients 24 hours per day.

Security Ownership of Certain Beneficial Owners/Maplecrest as of July 1, 1999 Pre-merger

Title of     Name/Address of Owner              Shares           Percent of          Percent
Class                                                            Beneficially        Class Of Class
                                                                 Owned               Diluted
=====================================================================
==============================
Common       G. Richard Gressett                1,265           54%                 54%
             69 Judith Drive
             Stormville, NY 12582

Common       David F. Allen                       412           18%                 18%
             80 Kellogg Street
             Brookfield, CT 06804

Common       Robin H. Hirschfield                 373           16%                 16%
             152 South Street
             Washington, CT 06793



MAPELCREST-SELECTED FINANCIAL INFORMATION

The following summary financial information has been summarized from the Company's Financial Statements included elsewhere in this Prospectus/Proxy. The information should be read in conjunction with the Financial Statements and the related Notes thereto. See

FINANCIAL STATEMENTS.

MAPLECREST SOFTWARE
Year End September 30, 1999


SUMMARY OF OPERATIONS

REVENUES                                 2,465,383
COSTS OF SALES                           1,652,723
TOTAL OPERATING EXPENSES                 2,815,641
OTHER INCOME                                     0
EXTRAORDINARY ITEMS                              0
NET PROFIT                                (527,878)
NET PROFIT PER COMMON SHARE
BASIC

SUMMARY BALANCE SHEET DATA

TOTAL ASSETS                             2,649,374

INFORMATION REGARDING MAPLECREST SECURITIES

Maplecrest's stock is not traded.

As of July 1, 1999, Maplecrest had 2,344 shares of common stock
Outstanding and 24 shareholders. Maplecrest has never paid a cash dividend and has no present intention of so doing.

There are no recent sales of Maplecrest's unregistered securities to be reported.

MAPELCREST MANAGEMENT

David F. Allen, CDP

Software Development Manager and Senior Analyst. Extensive and diverse experience in the data processing and consulting fields. Fields of expertise include project management, systems design and analysis, programming, system testing, installation, and training for a wide variety of applications. From 1990 to 1999 Dave was the Vice President of Maplecrest Software and one of the three major principles as well as the Secretary of the corporation. It was during this time that Dave co-authored the SoSmart software product owned by Maplecrest, the precursor of their current DocPrep Studio software product. Prior to Maplecrest, Dave worked as a computer and business management consultant, as well as owning his own consulting firm. He earned a B.S.
in Management from Pennsylvania State University.

Robin H. Hirschfield, MBA

Administrative and Financial Manager. Experience includes financial planning, projections and reporting, cash management, business taxation, private accounting and human resource administration. From 1990 to 1999 Robin was the Vice President of Maplecrest Software and one of the three major principles as well as the Treasurer of the corporation. Prior to Maplecrest, Robin worked as a computer and business management consultant for retail and small busomesses. Prior to consulting, she worked for several years as a staff accountant for several retail operations. She graduated with an EMBA from the University of Connecticut in April, 2000 and earned her B.A. from Ohio Wesleyan University.

Rick Gressett.  See Item 19 below.

MAPLECREST EXECUTIVE COMPENSATION

Maplecrest has not entered into employment agreements with any of its employees

MAPLECREST CERTAIN TRANSACTIONS

There are no transactions required to be reported under this item.

Item 19. Information if Proxies, Consents or Authorizations are not to be Solicited or in an Exchange Offer.

SHAREHOLDERS HAVE NOT BEEN REQUESTED TO SEND A PROXY TO THE
COMPANY.

Material Interests.

There are no material interests by security holdings of affiliates of the MPTG and Maplecrest which are required to be reported under this item.

Voting Securities and Principal Holders Thereof; Voting Procedures.

As of March 31, 2000, there is one (1) class of voting securities, the Company's common stock. The Company has authorized 50,000,000 shares, of which approximately 5,672,416 shares are issued and outstanding. Each share is entitled to one vote. A shareholders meeting has not been held and no proxies have been or will be solicited with regard to this transaction.

Directors, Executive Officers, Promoters and Control Persons.

Newell D. Crane, B.S., M.B.A., Ph.D.
Chief Executive Officer
Mr. Crane brings 29 years of experience in the medical field ranging from pharmaceuticals to clinical software. In 1969, Mr. Crane began his career with Searle Pharmaceuticals as a medical sales representative in Beverly Hills, California. Over the next 16 years with Searle, Mr. Crane held positions in hospital sales, medical training, drug utilization and analysis, and field sales management responsible for the mid-west. While still with Searle Pharmaceuticals and as part of a drug research project, Mr. Crane joined the Pharmacy Department at the University of Cincinnati as assistant professor of Pharmacy with responsibility for research grants and graduate studies at the Masters and Doctorate level for Business & Pharmacy. In 1984, Mr. Crane founded Del Crane Medical Corporation, a company that provides billing services and medical supplies to patients in nursing homes. Del Crane has provided product, billing services and clinical software to over 1,000 nursing homes in the US. In 1994, Mr. Crane founded Masterpiece Medical to provide clinical software to the physician marketplace. In 1997 Masterpiece Medical acquired control of Del Crane Medical and the companies now operate as one, with Mr. Crane serving as President & CEO.

Jeffrey H. Beneson
Vice President Investor Relations, Masterpiece Technology Group
Founder of Global Digital Information, Inc., has served as COB, CEO, President and a Director since inception. Mr. Beneson has an extensive background in business development and merchant banking, serving as a Manager for Emmett Larkin Co., (NASD member firm) of San Francisco. Formerly Mr. Beneson worked in top management with various national advertising and manufacturing concerns including Careff Paint & Chemical and Stewart Oxygen Service. Mr. Beneson attended San Fernando Valley College majoring in Marketing.

Rick Gressett
President, Maplecrest Professional Services Division
Mr. Gressett graduated from Eastern Nazarene College in 1979 with a Bachelors of Science in Math. That same year he joined the Information Systems Group at Union Carbide Corporation where he received extensive management training and exposure to a multitude of systems projects. In 1986, Mr. Gressett left to start a consulting division at a small PC company. While there, he oversaw the development of several large-scale client server systems and managed several systems consulting engagements for such companies as Merrill Lynch, GE Capital and IBM. In 1990 he bought the consulting division and formed Maplecrest Software.

David A. Losiewicz
Vice President - Director Research and Development, Medical Division
Mr. Losiewicz has been invaluable in the development of all billing and documentation aspects of the Masterpiece Medical program and to Del Crane Medical's billing service systems by lowering costs and increasing revenues for the Company and its clients in several areas. He created the Masterpiece Service Representative Procedure Manual, documentation systems, and training program for field representatives to establish national consistency and efficiency in billing.

Margaret Crane, B.S., M.B.A.
Vice President, Masterpiece Technology Group
Having exhaustively researched medico-legal cases to determine the importance of clinical documentation, Mrs. Crane designed Masterpiece to conform to practice guidelines and specific medico-legal and clinical compliance issues most frequently addressed by medical practices.

Fredrick "Rick" M.  Kelley, Jr.
Vice President Claims Direct
Mr. Kelley has over 20 years of experience in corporate and medical practice management. For the past thirteen years he has been directly involved in bringing new products to the medical profession and has overseen the installation of practice management software in over 150 physician offices. Mr. Kelley has also designed a new service to electronically transfer medical billing statements from hospitals and physician offices to a large volume print facility at US West Communications.

Executive Compensation

       Other than information provided in the
Company's 2000 Financial Statements, which are attached as an exhibit hereto, executive officers and directors have received no other compensation.

Certain Relationships and Related Transactions.

Not applicable.

Item 20.  Indemnification of Directors and Officers

The bylaws of MPTG do provide for the indemnification of any director, officer, employee or agent of the issuer, or any person serving in such capacity for any other entity or enterprise at the request of the issuer against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the issuer. The bylaws of Maplecrest also provide for such indemnification, and management intends that the bylaws of the surviving post-merger entity shall provide for indemnification of officers and directors to the extent permitted by Utah law.

Utah law provides liberal indemnification of officers and directors of Utah corporations. Section 16-10a-841 of the Utah
Code permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him.

Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as part of this Form S-4:


Exhibit No.    Document                                     Location
2              Merger Agreement                             Included
               Addendum to Merger                           Included
3(i)           Articles of Incorporation
                and Amendments thereto                      Included
3(ii)          Bylaws                                       Included
4              Rights of Securities Holders                 See Item of 14
13             Annual report to Security Holders,
               Form 10-Q                                    Included
16             Letter re: Change in Certifying Accountant   Included

The following financial statements are attached hereto:

Audited Financial Reports for Year Ending March 31, 2000 - MPTG
Financial Reports for Year Ending September 31, 1999 - Maplecrest

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Ohio, on August 24, 2000.




MASTERPIECE TECHNOLOGY GROUP, INC.

By /s/ Newell Crane
President, Director

  SIGNATURES

       Pursuant to the requirements of Section
   13 or 15(d) of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Masterpiece
  Technology Group,
   Inc.

                                    By: ____________________
                                         Newell D. Crane
                                         President, Director

   Purusant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Newell D. Crane                                  Dated: August 24, 2000
Newell D. Crane, B.S., M.B.A., Ph.D.
Chief Executive Officer, Director

/s/ Jeffrey H. Beneson                                 Dated: August 24 2000
Jeffrey H. Beneson
Vice President Investor Relations, Director

/s/ Margaret Crane                                       Dated: August 24, 2000
Margaret Crane, B.S., M.B.A.
Vice President, Masterpiece Technology Group, Director
Financial Officer